Exhibit 10.1

EXECUTION VERSION

[Comcast Letterhead]

May 5, 2017

Charter Communications, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
Attention: Christopher L. Winfrey

Re: Wireless Operational Cooperation Agreement

Ladies and Gentlemen:

Comcast Corporation and Charter Communications, Inc. are each regional cable companies that have from time to time cooperated on business strategies and initiatives in an effort to better compete against our mutual competitors. We each have planned or have nascent regional wireless operations that are currently limited to our respective cable distribution footprints conducted through MVNO agreements, but in order to compete with national wireless operators and to respond to changes in technology and the marketplace, including possible further consolidation among national wireless competitors, our strategies may need to evolve. The potential of future technologies presents an opportunity to innovate and compete by increasing choices for, and delivering better value to, American consumers and businesses, which can be only enhanced by the optimization of our regional network assets to compete and better provide certain services in a national marketplace.

The parties intend to explore potential areas for operational cooperation in the Cooperation Field. Potential areas will include operational cooperation (including through MVNOs and other licensed and unlicensed spectrum) to facilitate competitiveness for the benefit of consumers through common billing and operating platforms, technical standards development and harmonization, handset and tablet device life cycle management including forward and reverse logistics, and emerging wireless technology platforms.

Therefore, the parties agree that, during the Term (as defined below):

(a)	The parties will explore potential areas for operational cooperation in the Cooperation Field as described above.

(b)
Except with the prior consent of the other party, each party will not, and will not permit its respective controlled affiliates to, (i) discuss with third parties (except such party’s professional advisors) or negotiate any Covered Transaction, regardless of whether such Covered Transaction would take effect during or after the Term, or (ii) agree to or enter into any Covered Transaction. For purposes of this letter agreement (this “Letter Agreement”), (i) “Covered Transaction” means (w) any acquisition, merger or other transaction (or series of transactions) with a Covered Person (or any of its controlled affiliates) that contemplates (or would result in) the acquisition (directly or indirectly) of at least 50% of the voting power or consolidated assets of any party hereto or a Covered Person, (x) any material transaction in the Cooperation Field (e.g., investments, acquisitions, mergers, partnerships, joint ventures or similar transactions) with a transaction value in excess of $50 million with any Covered Person, (y) any material commercial arrangement in the Cooperation Field (including those relating to MVNO (or similar) agreements or arrangements) with any Covered Person or (z) any material transaction (e.g., investments, acquisitions, mergers, partnerships, joint ventures or similar transactions) with a transaction value in excess of $200 million in which the direct or indirect purchase by a party hereto (or one of its controlled affiliates) of wireless spectrum constitutes at least a majority of the transaction value, and (ii) “Covered Person” means a national mobile wireless carrier or any person or entity that has a material ownership interest therein.

(c)
In the event that a party (or any of its controlled affiliates) has any contact directly or indirectly with a third party (except such party’s professional advisors) regarding any Covered Transaction, that party will promptly inform the other party of the opportunity and keep the other informed in all material respects of any such discussions, it being understood that if a party (or any of its controlled affiliates) is approached such party may receive information, so long as such party does not engage in negotiations or make proposals or initiate the contact without the involvement or permission of the other party.

(d)
Except with the prior written consent of the other party, each party will not, and will not permit its respective controlled affiliates to, enter into an agreement substantially similar in nature and scope to this Letter Agreement with any MSO.

(e)
Notwithstanding the foregoing, with respect to any Covered Transaction described in clauses (x), (y) or (z) of the definition thereof, (i) if the parties following good faith discussion cannot agree on a common position for negotiations or agreement with a third party, and one party sends the other party a written notice to that effect, the respective Chief Executive Officers of the parties will attempt in good faith to resolve such disagreement within 30 days from the date of such notice, and (ii) if a common position has not been agreed within such 30-day period, then, after the date that is six months after the date hereof through the remainder of the Term, each party (A) may engage in discussions and negotiations with such third party on its own and (B) may agree to or enter into such Covered Transaction during the Term if, in the case of this clause (B), such party offers the other party an opportunity to participate in such Covered Transaction on substantially similar terms and the other party does not accept such offer and/or agree to such Covered Transaction within ten days of such offer and receipt of relevant related information.

For purposes of this Letter Agreement, “Cooperation Field” means developing and/or selling mass-market handset or tablet-based mobile wireless communications products and services for customers within the United States (for the avoidance of doubt, excluding such products and services primarily related to the creation, production or distribution of content). Each party will promptly appoint appropriate corporate and operational representatives to manage the parties’

respective efforts under this Letter Agreement.

The parties hereby acknowledge and agree that nothing contained in this Letter Agreement shall be deemed to do any of the following:

(i) require any party to take any action (or refrain from taking any action) that would reasonably be expected to violate applicable law, regulation, order or decree (including applicable communications, competition and antitrust laws and regulations) (“Applicable Law”), and in connection with performance of its obligations hereunder no party shall take any action (or refrain from taking any action) that violates Applicable Law (or would cause the other party or its affiliates to be in violation of) any Applicable Law;

(ii) require any party to take any action (or refrain from taking any action) that would reasonably be expected to violate any contractual obligations (including confidentiality obligations) owed by such party or its affiliates existing as of the date hereof (and each party represents and warrants to the other party that it knows of no such contractual obligations (other than confidentiality obligations) that would reasonably be expected to be so violated);

(iii) in any way limit, modify, restrict or impair, or require such party to cooperate with the other party with respect to, such party’s development and/or delivery of wireless services for its cable customers through the exercise or implementation of any rights under each party’s mobile virtual network operator agreement with Verizon as existing on the date hereof (as the same may be amended, modified or supplemented from time to time as may be necessary in order to continue to be able to develop and/or deliver the mobile wireless services for its cable customers that have been publicly announced as of the date hereof; provided that no such amendment, modification or supplement fundamentally changes the nature of such agreement) (an “Existing MVNO Agreement”), including (1) the right to offer, promote, market or sell mobile wireless services pursuant to any Existing MVNO Agreement and any services ancillary thereto (e.g., access to WiFi networks or hot-spots, alarm systems or Internet-of-Things connectivity) or (2) entering into any agreement or arrangement with any equipment manufacturers, OEMs, content or software application providers or other third parties in support of or in connection with the offering, promotion, marketing or sale of any mobile wireless services pursuant to any Existing MVNO Agreement or services ancillary thereto; or

(iv) in any way limit, modify, restrict or impair, or require such party to cooperate with the other party with respect to, (i) ordinary course transactions or (ii) non-strategic transactions for small-cell backhaul, hosting or leasing.

This Letter Agreement shall be effective upon the execution hereof and expire at the end of the day on the first anniversary of the date of this Letter Agreement (the “Term”), unless the parties mutually agree in writing to extend the Term. This Letter Agreement may be terminated by mutual written consent of both parties or by either party upon written notice if the other party materially breaches its obligations hereunder. Notwithstanding the foregoing, (i) this paragraph and all succeeding paragraphs and (ii) any liability of a party for a breach of this Letter Agreement shall survive any such expiration or termination.

Each party represents and warrants to the other party that (a) the execution and delivery of, and performance by such party of its obligations under, this Letter Agreement, are within such party’s corporate powers and have been duly authorized by all necessary corporate action,

(b) assuming the due authorization, execution and delivery of this Letter Agreement by the other party, this Letter Agreement constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Law affecting creditors’ rights generally and general principles of equity), and (c) the execution and delivery of, and performance by such party of its obligations under, this Letter Agreement, will not (i) violate any of such party’s or any of its controlled affiliates’ organizational documents, (ii) violate any Applicable Law or (iii) breach (with or without notice or lapse of time or both) any contract, consent decree or other document binding on such party or any of its controlled affiliates, in the case of clauses (ii) and (iii), in any respect material to such party and its controlled affiliates, taken as a whole.

Each party shall not disclose, and shall not permit its controlled affiliates to disclose, and shall cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, “Representatives”) to not disclose, any Confidential Information (as defined below), except that (i) a party may disclose Confidential Information to its controlled affiliates and its and their respective Representatives who need to know such Confidential Information for the purpose of advising such party in connection with its operations in the Cooperation Field as long as such party advises them of the confidential nature thereof and of the terms of this paragraph, and direct them to hold such Confidential Information in accordance with the terms of this paragraph, and (ii) a party, its controlled affiliates and its and their respective Representatives may disclose Confidential Information to the extent required by Applicable Law (including judicial or administrative process) or the rules of any stock exchange on which such party’s equity securities are traded (based on the advice of outside counsel); provided that the disclosing party shall provide advance notice to the other party of any such proposed disclosure (unless notice is prohibited by Applicable Law), shall consider the other party’s comments to such proposed disclosure in good faith, shall reasonably cooperate, at the other party’s expense, in connection with the other party’s efforts to obtain promptly any reasonably available confidential treatment and/or a protective order, and, in the absence of obtaining confidential treatment or a protective order, may only disclose that portion of the Confidential Information that is required to be so disclosed.  Notwithstanding the foregoing, Comcast’s obligations hereunder shall not be deemed to be breached by any disclosure by NBCUniversal Media, LLC or any of its other affiliates in the ordinary course of their business of disseminating news and information; provided that the individuals involved in such dissemination received such information from a source other than personnel of Comcast, any of its controlled affiliates or any of its or their respective Representatives that were involved in the negotiation of this Letter Agreement or the cooperation or other transactions contemplated hereby. In addition, each party shall not use, and shall not permit its controlled affiliates to use, and shall cause its and their respective Representatives to not use, the other party’s Confidential Information for any purpose other than solely for the purpose of the cooperation between the parties described in this Letter Agreement. Each party agrees that it shall be liable for any breach by its controlled affiliates and its and their respective Representatives of the terms of this paragraph, in each case, as if such party had committed such breach itself.

For purposes of this Letter Agreement, “Confidential Information” means all information, documents and materials obtained in connection with the subject matter of this Letter Agreement and/or the parties’ performance hereunder, whether printed or in machine-readable form or otherwise, including but not limited to specifications, performance metrics, processes, hardware, software, inventions, trade secrets, ideas, designs, research, know-how, production plans, usage data, policies, programs and procedures relating to and including but not limited to organizational structure, management, network designs, bandwidth or spectrum requirements, customer service methods, internal communication processes and technology tools, and any information that may be found in analyses, compilations, studies or other documents prepared by the party disclosing the Confidential Information. Notwithstanding the foregoing, “Confidential Information” shall not include information (i) that can be shown to be publicly available through no fault of such party or any of its controlled affiliates or Representatives or (ii) that is at any time (including prior to the date hereof) disclosed on a non-confidential basis to such party from a source that owes no contractual, legal or fiduciary duty to the disclosing party to keep such information confidential or (iii) that can be shown by such party to have been developed by or derived by the receiving party without use of, or reference to, the other party’s Confidential Information.  No license or other rights to Confidential Information are granted or implied hereby and the applicable disclosing party retains all of its rights therein. Within 10 business days of receipt of disclosing party’s written request, disclosing party will either return or destroy all tangible Confidential Information, including but not limited to all electronic files, documentation, notes, plans, drawings and copies thereof, and will provide the disclosing party with written certification that all such Confidential Information has been destroyed or returned.

The parties acknowledge and agree that this Letter Agreement will be publicly disclosed promptly following the execution hereof pursuant to a mutually agreed press release. Except as required by Applicable Law, the parties shall coordinate on all subsequent public statements regarding the matters described in this Letter Agreement that include additional or different information than previously included in an agreed release, and shall afford the other a reasonable opportunity to comment on any such statements before release.

Each of the parties hereby acknowledges and agrees that (i) there is no current agreement among the parties for (and that this Letter Agreement does not require) any party to take any specific action, other than to comply with its obligations set forth herein, and (ii) neither party is acting as a financial adviser, investment advisor, consultant or fiduciary to the other party, its affiliates or any other person or entity. Nothing contained in this Letter Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind between the parties, and neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party or in any way bind or commit the other party to any responsibility or obligation.

As used in this letter agreement, the term “affiliate” means, with respect to any person or entity, any other person or entity that controls, is controlled by, or is under common control with such first person or entity, and the term “control” means the power to direct or cause the direction of the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (and “controlled” and “controlling” have correlative meanings).
This Letter Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of law or choice of law thereof, and agrees to the exclusive jurisdiction of the United States District Court for the Southern District of New York for any disputes arising out of or related to this Letter Agreement (or only if either (a) such court declines to accept subject matter jurisdiction to hear any such dispute, or (b) the parties agree that such court lacks subject matter jurisdiction, the Supreme Court of the State of New York, New York County Commercial Division). Without prejudice to any other rights for remedies which a party may have under this Letter Agreement, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Letter Agreement and that a non-breaching party shall be entitled to specific performance to enforce the provisions hereof without the need to post a bond or other security.

This Letter Agreement may not be assigned by any party without the prior written consent of the other party. This Letter Agreement may not be amended or modified except in writing executed by each of the parties hereto. Any notices under this Letter Agreement shall be sent by hand, overnight courier, facsimile (with confirmation of receipt) or email (with confirmation of receipt) to the applicable Team Leader with copy to the General Counsel at the applicable address listed above (in each case with copies to Steven Cohen at Wachtell, Lipton, Rosen & Katz in the case of Charter and Tom Reid at Davis Polk & Wardwell LLP in the case of Comcast).

This Letter Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of a counterpart hereof via electronic mail shall be as effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Blank]

If the foregoing terms are acceptable to you, please so indicate by countersigning below and returning a copy of this Letter Agreement, so countersigned, to Comcast.

Very truly yours,

COMCAST CORPORATION

By: /s/ Brian L. Roberts
    Name: Brian L. Roberts
    Title: Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

CHARTER COMMUNICATIONS, INC.

By: /s/ Thomas M. Rutledge
Name: Thomas M. Rutledge
Title: Chairman and Chief Executive Officer

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